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                                                                  Exhibit 11


                              THE PIONEER GROUP

                COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



COMPUTATION FOR CONSOLIDATED
STATEMENT OF INCOME                                            THREE MONTHS ENDED MARCH 31,
-------------------                                            ----------------------------

                                                                   1997            1996
                                                                   ----            ----

NET INCOME(1)                                                  $      7,309    $     5,114
                                                                ===========    ===========

SHARES

        Weighted average number of
        common shares outstanding                                25,129,000     24,924,000

        Dilutive effect of stock options and restricted
        stock proceeds as common stock
        equivalents computed under the treasury
        stock method using the average price
        during the period                                           374,000        515,000

WEIGHTED AVERAGE NUMBER OF SHARES
        outstanding as adjusted (1)                              25,503,000     25,439,000
                                                                ===========    ===========

EARNINGS PER SHARE (1)                                          $      0.29    $      0.20
                                                                ===========    ===========


(1) These amounts agree with the related amounts in the Consolidated Statement of Income.